Exhibit 15.1

SUITE 1850
1066 WEST HASTINGS STREET	A CHAN AND COMPANY LLP
VANCOUVER, BC V6E 382	CHARTERED ACCOUNTANTS

T: 604.683.3850
F: 604.688.8479

AUDITORS’ CONSENT

We consent to the incorporation of our report dated September 27, 2013, with respect to the consolidated statements of financial position as at May 31, 2013 and May 31, 2012, and the consolidated statements of operations and comprehensive loss, consolidated statements of cash flows and consolidated statements of changes in equity for the years ended May 31, 2013 and May 31, 2012 on the Company’s Annual Report Form 20-F dated September 30, 2013.

“A Chan and Company LLP”
Chartered Accountants
Vancouver, British Columbia
September 30, 2013